UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVERY DENNISON CORPORATION

(Name of Registrant as Specified in Its Charter)

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THESE SUPPLEMENTAL PROXY MATERIALS PROVIDE ADDITIONAL INFORMATION IN CONNECTION WITH OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, APRIL 23, 2020.

The following summary of Reductions in Executive Compensation for 2020 relates to the proxy statement (the “Proxy Statement”) of Avery Dennison Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2020 and subsequently mailed or made available to stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Company’s Annual Meeting of Stockholders to be held on Thursday, April 23, 2020. These supplemental proxy materials are being filed with the SEC on April 2, 2020.

THIS SUPPLEMENTAL FILING SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

REDUCTIONS IN EXECUTIVE COMPENSATION FOR 2020

In light of the increasing anticipated impact of the worsening coronavirus/COVID-19 pandemic globally on market conditions, Chairman, President and Chief Executive Officer Mitchell Butier has recommended to the Compensation and Executive Personnel Committee (the “Committee”) of our Board of Directors – and the Committee has determined that it is in the best interests of our company and its stockholders – that the salary increases for the Company Leadership Team, which includes all executives (including Mr. Butier and all other currently-serving Named Executive Officers) whose increases were previously approved by the Committee in February 2020 to become effective on April 1, 2020 be postponed indefinitely.

Given these market conditions, Mr. Butier and the Committee have determined that it is also in the best interests of our company and its stockholders for his target annual and long-term incentive opportunities to remain at 2019 levels. As a result, the Committee approved the following reductions in Mr. Butier’s compensation for 2020:

•	His target Annual Incentive Plan opportunity will remain at the previous level of 125% of base salary rather than 140% of base salary as approved by the Committee in February 2020; and

•	His target long-term incentive opportunity will remain at the previous level of 475% of base salary rather than 585% of base salary as approved by the Committee in February 2020.

Both target opportunities will be based on Mr. Butier’s previous base salary of $1,133,000 rather than the now-postponed base salary of $1,200,000. In connection with these reductions, Mr. Butier has voluntarily agreed to forfeit 5,811 performance units and 6,662 market-leveraged stock units granted to him on February 27, 2020, with an aggregate grant date fair value of approximately $1.3 million.